United Insurance Holdings Corp. NASDAQ: UIHC Follow-on Offering February 2014 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated February 26, 2014 Registration No. 333-191472

Presenters 2 Mr. John Forney, CFA Chief Executive Officer (727) 280-4155 jforney@upcinsurance.com Mr. Brad Martz Chief Financial Officer (727) 280-4157 bmartz@upcinsurance.com

INTRODUCTION
Industry Property/Casualty Insurance
Business Homeowners Insurance in FL /
SC / MA / RI / NC / NJ / TX
HQ St. Petersburg, FL
Employees Approximately 90
Policies in Force 202,454 (at 12/31/13)
Cash / Inv. $323.8M (at 12/31/13)
Dividend $0.03 MRQ (at 12/31/13)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free
1-800-248-8863. Statements in this presentation that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or
“continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this presentation include statements regarding the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted which affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; or ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business;
dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the
Company’s Annual Report on Form 10-K for the year ended December 31, 2013. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.
Safe Harbor – At a Glance

Offering Summary

Offering Size $50 million
Last Trade $14.10 as of February 26
th
, 2014
Type Follow-on public offering of common stock
Over-Allotment 15% (Primary)
Exchange  and Symbol NASDAQ Capital Market stock exchange under the ticker symbol “UIHC”
Use of Proceeds General corporate purposes including statutory capital in support of growth
Expected Pricing Date February 27
th
, 2014

Business Model

To build a sustainable franchise that delivers quality homeowners insurance products in select markets in order to produce superior risk-adjusted returns for investors.
MISSION
To be the premier provider of property insurance in catastrophe exposed areas.
VISION
To grow selectively in target markets by building a superior team of insurance professionals that can (i) provide agents and
homeowners quality insurance products with world-class service and systems; (ii) raise & manage capital to support business growth;
and (iii) build and maintain relationships with external partners.
STRATEGY

Corporate Structure

United Insurance Holdings Corp.
(NASDAQ :  UIHC)
Insurance subsidiary that writes
policies and bears risk of loss
Managing general agency that
provides personnel and
management services for the
combined entity
Claims subsidiary that provides
field inspection services for a
portion of the company’s non-
catastrophe claims
Four wholly-owned subsidiaries
Reinsurance subsidiary that
provides fully collateralized risk
transfer for a portion of the
company’s reinsurance program
United Property
& Casualty
Insurance
Company
United Insurance
Management
Skyway Claims
Services
UPC Re

Why UPC Insurance?
•
Significant dislocation and lack of windstorm capacity in most coastal states
•
Only need small market share to generate significant premium growth
•
Top 10 in Florida & 48   nationally, but 3   fastest growing in homeowners
•
Public offering December 2012
•
Raised roughly $28 million to support growth; achieved NASDAQ listing
•
Strong demand from reinsurance partners to help manage risk and volatility
•
Stability and deep experience at the Board level
•
Augmenting strong foundation of tenured associates with new talent
•
Developing new incentive compensation plans to ensure proper alignment
•
Focused on risk selection and spread of risk
•
Run sophisticated catastrophe modeling in house supported by key partners
•
Highly automated and easy to use underwriting and agency technology platforms
Strong Financial
Performance
Compelling Market
Opportunity
Proven Access to
Capital
Exceptional
Management Team
Unique Insurance
Capabilities
•
Profitable in 14 of 15 years since inception in 1999
•
YTD 12/31/13 results:  $381.4 million written & $20.3 million of net income
•
TTM ROAE of 20.8% despite nearly $8 million of catastrophe and development expense th
rd

Exceptional Management Team

Gregory C. Branch
Chairman
•
Chairman of UPC Insurance since inception in 1999
•
Prior Member of Lloyd’s of London for over 20 years
•
Former Chairman of Summit Holding Southeast, Inc. (acquired by Liberty Mutual)
John L. Forney, CFA
President & CEO
•
25+ year successful career in investment banking, insurance and risk management
•
Former Managing Director, Raymond James – Advised state government agencies in Florida (Citizens/FHCF/FIGA),
California (CEA), Texas (TWIA), North Carolina (NCJUA) and Louisiana (Citizens) on insuring property catastrophe risks.
•
Advised major national industry consortium led by State Farm and Allstate on managing residential natural catastrophe risk
B. Bradford Martz, CPA
CFO
•
19+ years of progressively responsible experience in the insurance, public accounting, homebuilding and technology sectors
•
Former CFO/CAO, Bankers Insurance Group / Former Managing Partner, Lake, Martz & Co, P.A. / Former CFO, Bonded
Builders Home Warranty
Andrew Swenson, CISS
CIO
•
25+ years of experience leading technology efforts at multiple large publicly traded international service organizations
•
Former CIO at Vology, Tribridge, Sykes Enterprises, ABR Information Services (a/k/a Ceridian) and ServiceMaster, LLP
Deepak Menon, CPCU
VP of Operations
•
18+ years of underwriting, product and distribution strategy experience with a focus on well managed growth
•
Former VP of Marketing for American Strategic Insurance / Former Product Manager for ACE and One Beacon
John Langowski, AIC, AIM
VP of Claims
•
22+ years of industry-related experience; 10+ years spent at Fortune 100 companies specializing in P&C insurance
•
Former VP and Chief Claims Officer, Cypress Insurance Group / Former Regional Director of Claims, Farmers Insurance
Group in Texas
Jay Williams, CIC, CRM,
AAI, AIP, ACSR
VP of Marketing
•
33+ years of insurance experience; served in various new business development and marketing roles for insurance entities
•
Former Managing Director, Florida Association of Insurance Agents / Former Marketing VP at Bankers Insurance Group

Historical Highlights

PHASE 1: 1999-2007
UPC Insurance begins
operations in FL in 1999 and
records profits every year, even
in the wake of 8 hurricanes in
2004-2005
PHASE 2: 2008-2011
UPC Insurance becomes a
public company; growth slows
as market changes impact FL,
but underlying operations
remain strong and expansion
outside of FL commences
PHASE 3: 2012 & Beyond
Growth and profitability
resume upward trajectory with
revamped Board and
management team leading
business expansion in FL and
other states
TIMELINE
•
Started operations in 1999;
•
Maintained profitability
despite significant
catastrophic loss activity
•
Paid over 30,000 claims on 8
separate hurricanes with
incurred losses over $521M
•
Avoided sinkhole losses that
plagued most Florida insurers
(1.7% of gross earned
premium ITD)
•
Suffered only unprofitable
year in company history (2010)
as a result of windstorm
mitigation credit actions in FL
•
Became an SEC-reporting
entity in 2008
•
Began expansion outside of
Florida in 2010
•
Completed first public
equity offering and listed on
NASDAQ (UIHC) in 2012
•
Finished 2013 with
approximately $108M of
equity capital and $228M
market capitalization
•
Currently writing in 7 states;
licensed in 2 additional
states; applications pending
in 3 more states

Key Strategies

• Target mix of 55% FL / 45% Non-FL in 5 years
• Minimize concentrations and reduce peak exposures
2. Geographic diversification to capitalize on market opportunity
• Follow-on offering will help maintain risk metrics at target levels
• Enhance catastrophe reinsurance protection against frequency and severity
3. Strengthen capital position to enhance anti-fragility
• Increase in-house claims adjudication capabilities
• Leverage technology and transition away from BPO model
• Blue-Label Service, Keep the Promise
4. Differentiate on service to win agent/customer loyalty
• Proprietary in-house risk scoring and exposure modeling
• Build out  product management model with increased accountability for results
5. Drive Risk Management Culture
• Top six officers all joined company in last 18 months
• Diverse group with large company, multi-state experience
1. Build world-class leadership team

(1) Premium in thousands.  Excludes flood line of business.  Data as of December 31, 2013.
(2) Policy numbers exclude flood line of business. Data as of December 31, 2013
Current Portfolio Composition
11
Premium In-Force
By Line of Business
Policies In-Force
97%
3%
Homeowners Fire
80%
5%
8%
5%
2%
FL RI SC MA Other (NC, NJ & TX)
Total premium in-force:  $380,692
Total Premium in-force: $380,692
(1)
Total policies in-force: 202,454
(2)

12 State Expansion Status Continued Growth in Existing States (FL, MA, NC, NJ, SC, RI, TX) Future Growth Planned in All Coastal States (TX to ME)

Target Market Competitive Landscape
•
UPC is 32
nd
largest
writer of Home in
our target markets,
but 3
rd
fastest
growing in U.S.
•
Large nationals that
dominate the top 10
show very little
growth in these
coastal markets.
•
8 of top 50
domiciled in FL, but
only ASI and UPC
have a meaningful
presence outside FL.
13
Source: SNL
Homeowners data for year ended December 31, 2012 for all Gulf and Atlantic states from TX to ME
Company Name State SNL Group Name Total Mkt Share
1 State Farm Mutl Automobile Ins (SNL P&C Group) IL State Farm Mutl Automobile Ins (SNL P&C Group) 7,399,552 17.3%
2 Allstate Corp. (SNL P&C Group) IL Allstate Corp. (SNL P&C Group) 4,076,862 9.6%
3 Liberty Mutual (SNL P&C Group) MA Liberty Mutual (SNL P&C Group) 2,575,611 6.0%
4 Travelers Companies Inc. (SNL P&C Group) MN Travelers Companies Inc. (SNL P&C Group) 2,367,721 5.5%
5 USAA Insurance Group (SNL P&C Group) TX USAA Insurance Group (SNL P&C Group) 2,337,322 5.5%
6 Nationwide Mutual Group (SNL P&C Group) OH Nationwide Mutual Group (SNL P&C Group) 1,787,314 4.2%
7 Citizens Property Ins Corp. FL - 1,637,389 3.8%
8 Chubb Corp. (SNL P&C Group) NJ Chubb Corp. (SNL P&C Group) 1,396,628 3.3%
9 Farmers Insurance Group of Cos (SNL P&C Group) CA Farmers Insurance Group of Cos (SNL P&C Group) 1,337,534 3.1%
10 Erie Insurance Group (SNL P&C Group) PA Erie Insurance Group (SNL P&C Group) 751,893 1.8%
11 Universal Insurance Holdings (SNL P&C Group) FL Universal Insurance Holdings (SNL P&C Group) 726,305 1.7%
12 ARX Holding Corp. (SNL P&C Group) FL ARX Holding Corp. (SNL P&C Group) 559,785 1.3%
13 Tower Hill Group (SNL P&C Group) FL Tower Hill Group (SNL P&C Group) 554,607 1.3%
14 MetLife Inc. (SNL P&C Group) NY MetLife Inc. (SNL P&C Group) 537,227 1.3%
15 American International Group (SNL P&C Group) NY American International Group (SNL P&C Group) 526,784 1.2%
16 Hartford Financial Services (SNL P&C Group) CT Hartford Financial Services (SNL P&C Group) 509,321 1.2%
17 Amica Mutual Insurance Co. (SNL P&C Group) RI Amica Mutual Insurance Co. (SNL P&C Group) 429,172 1.0%
18 Tower Group International Ltd. (SNL P&C Group) - Tower Group International Ltd. (SNL P&C Group) 335,752 0.8%
19 Alfa Mutual Group (SNL P&C Group) AL Alfa Mutual Group (SNL P&C Group) 315,556 0.7%
20 Allianz Group (SNL P&C Group) IL Allianz Group (SNL P&C Group) 311,342 0.7%
21 NC Farm Bureau Mutual Ins Co. (SNL P&C Group) NC NC Farm Bureau Mutual Ins Co. (SNL P&C Group) 296,767 0.7%
22 Texas Farm Bureau (SNL P&C Group) TX Texas Farm Bureau (SNL P&C Group) 290,264 0.7%
23 MAPFRE (SNL P&C Group) MA MAPFRE (SNL P&C Group) 290,006 0.7%
24 Sthrn Farm Bureau Cas Ins Grp (SNL P&C Group) MS Sthrn Farm Bureau Cas Ins Grp (SNL P&C Group) 284,688 0.7%
25 St. Johns Insurance Co. FL - 263,551 0.6%
26 Homesite Group Inc. (SNL P&C Group) MA Homesite Group Inc. (SNL P&C Group) 258,587 0.6%
27 Munich-American Holding Corp. (SNL P&C Group) NJ Munich-American Holding Corp. (SNL P&C Group) 256,271 0.6%
28 Andover Companies (SNL P&C Group) MA Andover Companies (SNL P&C Group) 245,737 0.6%
29 Florida Peninsula Holdings LLC (SNL P&C Group) FL Florida Peninsula Holdings LLC (SNL P&C Group) 244,288 0.6%
30 Auto-Owners Insurance Co. (SNL P&C Group) MI Auto-Owners Insurance Co. (SNL P&C Group) 241,198 0.6%
31 Assurant Inc. (SNL P&C Group) NY Assurant Inc. (SNL P&C Group) 239,938 0.6%
32 United P&C Insurance Co. FL - 233,708 0.5%
33 Hanover Insurance Group Inc. (SNL P&C Group) MA Hanover Insurance Group Inc. (SNL P&C Group) 221,081 0.5%
34 Universal Group Inc. (SNL P&C Group) PR Universal Group Inc. (SNL P&C Group) 211,210 0.5%
35 Homeowners Choice P&C Ins Co. FL - 208,144 0.5%
36 GA Farm Bureau Mutual Ins Co. (SNL P&C Group) GA GA Farm Bureau Mutual Ins Co. (SNL P&C Group) 205,599 0.5%
37 Kemper Corp. (SNL P&C Group) IL Kemper Corp. (SNL P&C Group) 203,780 0.5%
38 COUNTRY Financial (SNL P&C Group) IL COUNTRY Financial (SNL P&C Group) 199,318 0.5%
39 Security First Insurance Co. FL - 189,243 0.4%
40 NJ Manufacturers Ins Co (SNL P&C Group) NJ NJ Manufacturers Ins Co (SNL P&C Group) 187,115 0.4%
41 ACE Ltd. (SNL P&C Group) PA ACE Ltd. (SNL P&C Group) 179,249 0.4%
42 Auto Club Exchange Group (SNL P&C Group) CA Auto Club Exchange Group (SNL P&C Group) 178,896 0.4%
43 Plymouth Rock Co. (SNL P&C Group) NJ Plymouth Rock Co. (SNL P&C Group) 171,110 0.4%
44 NBIC Holdings Inc. (SNL P&C Group) RI NBIC Holdings Inc. (SNL P&C Group) 165,631 0.4%
45 NYCM Insurance Group (SNL P&C Group) NY NYCM Insurance Group (SNL P&C Group) 161,913 0.4%
46 Arbella Mutual Insurance Co. (SNL P&C Group) MA Arbella Mutual Insurance Co. (SNL P&C Group) 153,076 0.4%
47 QBE Insurance Group Ltd. (SNL P&C Group) NY QBE Insurance Group Ltd. (SNL P&C Group) 141,049 0.3%
48 State Auto Insurance Companies (SNL P&C Group) OH State Auto Insurance Companies (SNL P&C Group) 132,180 0.3%
49 GeoVera Insurance Holdings Ltd (SNL P&C Group) CA GeoVera Insurance Holdings Ltd (SNL P&C Group) 127,850 0.3%
50 Republic Companies Group (SNL P&C Group) TX Republic Companies Group (SNL P&C Group) 126,520 0.3%

Huge Super Regional Opportunity

Homeowners Direct Written Premium
2012
0.00 to 0.25
0.25 to 0.50
0.50 to 1
1 to 2
2 to 3
3 to 4
4 to 5
5 to 6
6 to 7
7+
FL 20%
NON-FL 80%
Source:  SNL
DC
Scale ($ Bil )
Ideal Mix in 5 Years ~ 55% in Florida / 45% Coastal
Florida = 20% of DWP in UPC Insurance’s Target Markets

Regulatory & Political Environment
• Favorable Conditions for Homeowners Carriers
•
Continued de-concentration/optimization fueling hard market in many cat-exposed areas.
•
Florida market softening due to lower reinsurance and loss costs as well as several years of rate increases.
•
Market fragmentation supports ability to achieve desired spread of risk.
•
Rate adequacy improving in most states, but affordability constraints remain.
•
CAT claims experience is critical as service standards are increasingly tightened and regulated.
• Emphasis on Depopulation of Residual Markets
•
Exposure growth is generally viewed as a serious financial threat in many states.
•
The Clearinghouse concept is a good “keep out” strategy that could help UPC achieve balanced growth in Florida, Texas, North Carolina and elsewhere.
•
Good risks can inadvertently land in residual markets which allows for opportunistic assumption or takeout of policies that improve overall portfolio risk metrics.
• Growing Acceptance of Rate-to-Risk Methods
•
Expanded use of model-based rating for expected losses using distance-to-coast factors.
•
Increased flexibility of coverage and form changes to help control loss costs.
•
Use of credit scoring becoming more prevalent.

Marketing Highlights

PIF
GPE
Y/Y Growth = 46.7%
Y/Y Growth = 49.6%
Q4 GPE:
$91.8M
$47.1
$49.1
$50.7
$54.4
$58.6
$62.6
$69.9
$74.9
$80.1
$91.8
$0
$20
$40
$60
$80
$100
98
102
108
115
124
135
157
168
179
202
50
100
150
200
250
-
Q4 PIF:
202,454

Increasing Geographic Diversification

Policies in-force at 12/31/2013 Policies in-force at 12/31/2012
Total PIF:  135,297
(1)
Total PIF:  202,454
(1)
87%
8%
2%
3%
8%
5%
5% 80%
2%
(1) Policy numbers exclude flood line of business. Data as of December 31, 2013.
117,233
10,569
4,247
3,248
18,064
FL SC MA RI
163,314
15,186
10,900
9,990
3,064
39,140
FL SC MA RI Other (NC, NJ & TX)

Strong Retention Rates

Annual Average % 2011 2012 2013
Retained At Renewal 90% 93% 91%
Retained Through Full Policy Term 78% 82% 86%
+15.9%
FL Rate Changes
+7.6% +9.5%
60%
65%
70%
75%
80%
85%
90%
95%
100%
Retained At Renewal Retained Through Full Policy Term

Quality Growth Reflected in Portfolio Metrics
Modeled Cat Avg.
Annual Loss to
Premium In-Force
Note: AAL and PML are modeled using AIR assuming long-term and no demand surge.  The TIV presented is adjusted for coverage B.
19
Total Insured Value and
Policies In-Force
0
50
100
150
200
250
$0
$20
$40
$60
$80
$100
YE
2010
YE
2011
YE
2012
YE
2013
10.0%
12.0%
14.0%
16.0%
18.0%
20.0%
22.0%
24.0%
26.0%
28.0%
YE
2009
YE
2010
YE
2011
YE
2012
YE
2013
$ in thousands,
except policy data
Years Ended December 31,
2013 2012 2011 2010
Number of Policies In-Force (PIF) 202,454 135,297 101,754 80,514
Growth of PIF 49.6% 33.2% 26.4% -13.4%
Total Insured Value (TIV) $89,532,383 $62,094,925 $46,032,280 $36,312,297
Growth of TIV 44.2% 34.9% 26.8% -17.2%
Probable Maximum Loss (PML) $757,210 $528,622 $472,620 $500,628
Growth of PML 43.2% 11.8% -5.6% -19.0%

Operational Excellence
• Strong Marketing Presence
•
Growing independent agent distribution channels and aggregator relationships (Allstate, FAIA)
•
State marketing directors with strong agency relationships and extensive local market knowledge
•
Strategic partnerships with established carriers to bundle products
•
Rolling 12-month policy production average was roughly 5,900 policies per month as of 12/31/2013
• Risk Management
•
Conservative underwriting culture to select the right risks at the right rate
•
Utilize front end portfolio optimization tools to manage concentrations and spread of risk
•
Sophisticated in-house modeling with focus on data quality
•
Evolving enterprise risk management platform and policy profitability analysis
• Experienced Claims Management
•
Handled roughly 33,000 claims from 16 catastrophes events with over $534 million losses since 1999
•
John Langowski, VP Claims – hired October 2012 (22+ years industry experience)
•
All adjusters are UPC Insurance employees
•
Dedicated CAT manager – 20 years experience in agency, claims, and CAT operations

•
UPC Insurance claims adjusters (all in-
house) average 10+ years experience
•
Non-CAT losses have been historically
driven by Florida and are likely to move
upward as UPC expands into other states,
but be offset by lower reinsurance costs
•
Current AY Non-CAT loss ratio: 29.9%
(only 1.5% attributable to sinkhole)
Historical Non-CAT Loss Experience
6 Year
Average
21
Gross Earned Case Ultimate
Accident Earned House Paid Loss & LAE IBNR Ultimate Ultimate Loss & LAE
Year (AY) Premiums Years Loss & LAE Reserves Reserves Loss & LAE Loss Ratio per Exposure
2007 $143,475,314 66,313 $26,307,616 $     187,440 $      47,877 $26,542,933 18.5% $            400
2008 $129,086,314 71,029 $26,696,816 $      15,309 $        8,742 $26,720,867 20.7% $            376
2009 $144,145,338 91,302 $42,616,461 $     308,018 $     174,977 $43,099,456 29.9% $            472
2010 $146,526,000 87,496 $40,232,515 $  1,011,984 $     589,578 $41,834,077 28.6% $            478
2011 $170,907,656 95,331 $42,033,616 $  2,360,372 $  1,070,011 $45,463,999 26.6% $            477
2012 $215,657,173 116,482 $49,254,868 $  2,517,267 $  2,813,809 $54,585,944 25.3% $            469
2013 $304,196,425 170,327 $59,276,905 $19,735,933 $11,878,462 $90,891,300 29.9% $            534
0.0%
5.0%
10.0%
15.0%
20.0%
25.0%
30.0%
35.0%
2007 2008 2009 2010 2011 2012 2013
Historical Non CAT Loss Ratio

UPC Insurance’s Reinsurance Philosophy
We try to
balance
vertical
coverage,
horizontal
coverage,
and
reinsurance
spend
22
Here Today, Here Tomorrow
Consistent risk transfer is an integral part of
our capital strategy
View reinsurers as long-term partners, not
short-term commodity relationships
Oriented toward long-term solvency, even at
the expense of some short-term profitability

2013-14 Catastrophe Reinsurance Program (expires June 1, 2014)

2
1
st
nd
$20.0M
$677.8M
$187.2M
$110.0M
$50.0M
$415.0M
$801.6M
1:100 YR
$611M *
Charley
$221M
Andrew
$65M
LAYER 3
$100.0M xs $20.0M
LAYER 4
$150.0M xs $20.0M
FHCF
90% of
$490.6M xs $187.2M
($441.5M Limit)
LAYER 2
$60.0M xs $20.0M
LAYER 1
$30.0M xs $20.0M
$14.0M RETENTION
30%
QS
$228.2M
Remaining Limit after $202.8M Loss
(Approx. 20 YR Event)
FHCF
90% of
$474.9M xs $187.2M
($427.4M Limit)
LAYER 4
$150.0M xs $20.0M
LAYER 3
$21.3M xs $20.0M
$7.0M  RETENTION
30%
QS
1   EVENT
2  EVENT
Total Limit = $788M
Cascading Limit = $340M
2
ND
: 70% $10.0M xs $10.0M
•
Attachment point of Layer 1 is net of a
$20M retention
•
Subsequent layers are excess of loss over
the immediately preceding layer
•
If the aggregate limit of the preceding layer
is exhausted, the next layer drops down in
its place
•
Unused layer protection from first event
drops down in multiple events, net of a
$20M retention
•
Dedicated $10M x $10M (placed 70%) for
second event to protect against surplus
erosion
•
Third and subsequent event coverage of
$10M x $10M (placed 100%), subject to
aggregate limits
*     Modeled hypothetical 1:100 year estimate shown using AIR v13 long-term excluding demand surge
1.    Represents modeled losses on UPC Insurance’s current book from a repeat of Hurricane Charley in August 2004.  Actual  UPC Losses from Charley were $33.9M.
2.    Represents modeled losses on UPC Insurance’s current book from a repeat of Hurricane Andrew in August 1992. UPC did not exist until 1999.
Cascading Structure (Layers 1-4):
Multiple Events:

UPC Insurance is Well-Positioned Financially
•
Positive Net Income For 14 of Past 15 Years
•
Profitable in both 2004 and 2005, despite paying out over $521 million in claims from 8 separate hurricanes
•
Only unprofitable year was 2010 – small loss of $925K caused by wind mitigation credits, not losses
•
Approximately $108M of Group Equity
•
$28M of additional capital raised in Q4 2012
•
Resulted in NASDAQ listing
•
Year end risk based capital ratio at 632%
Group GAAP Equity ($000s)
Book Value Per Share
Earned Premiums ($000s)
In-force premium has grown over
154% in past two years, from
$247M to $381M
24
$4.07
$6.64
$3.50
$4.00
$4.50
$5.00
$5.50
$6.00
$6.50
$7.00
10,000
20,000
30,000
40,000
50,000
60,000
70,000
80,000
90,000
100,000
Gross Earned
24,113
46,099
42,927
48,071
45,293
54,989
20,000
30,000
40,000
50,000
60,000
70,000
80,000
90,000
100,000
110,000
120,000
FY'06 FY'07 FY'08 FY'09 FY'10 FY'11 FY'12 FY'13
87,986
107,587
Net Earned
Over 63% Growth in Five Years;
Compounded Annual Growth Rate is 10%,
even with dilutive effects of recent equity offering

December 2013 & 2012 YTD Financial Highlights

2013 2012 2013 2012 2013 2012
Gross Loss Ratio 31.2% 25.8%
Net Loss Ratio 50.0% 47.9%
Gross Expense Ratio 23.5% 25.3%
Net Expense Ratio 37.7% 46.9%
313,614 $
Ceding Ratio 34.5% 43.5%
Gross Earned Premiums 316,708 $ 226,254 $ Investments 288,926 $ 152,180 $
Gross Written Premiums 381,352 $ 254,909 $ Cash and Equivalents 34,888 $   71,205 $
Net Earned Premiums 197,378 $ 121,968 $ Total Assets 441,230 $
Net Combined Ratio 87.7% 94.8%
Operating, G&A Expenses 74,764 $   57,596 $   Total Liabilities 333,643 $ 225,628 $ Underlying Combined Ratio
Loss and LAE 98,830 $   58,409 $   Loss Reserves 47,451 $   35,692 $
83.8% 91.2%
Net Income 20,342 $   9,705 $     Shareholders' Equity 107,587 $ 87,986 $   LAE to Incurred Ratio 8.1% 14.4%
EPS 1.26 $      0.91 $      Book Value per Share 6.64 $      5.70 $      Return on Average Equity 20.8% 16.1%

Components of Operating Return on Equity
1

Core UW
Results
Improving
ROAE ROAE ROAE ROAE ROAE
8.4% -2.0% 16.1%
16.1%
20.8%
-10,000
-5,000
0
5,000
10,000
15,000
20,000
25,000
YE
2009
YE
2010
YE
2011
YE
2012
YE
2013
Underwriting G/L Investment Income Current Year CAT Losses
PY CAT Development Other PY Development

Investment Portfolio
1
•
Designed to preserve capital, maximize after-tax
investment income, maintain liquidity and
minimize risk
•
As of December 31, 2013, 100% of the
Company’s fixed maturity portfolio was rated
investment grade
–
Average duration: 3.49 years
–
Composite rating: A
–
Average coupon: 2.56%
(1)
Includes investment income and realized and unrealized gains.  Data as of December 31, 2013
27
Historical Return on Investments ¹
2009 2010 2011 2012 2013
1 Year 4.55% 8.43% 5.92% 5.68% 1.74%
3 Year 6.30% 6.68% 4.45%
5 Year 5.26%
U.S
Government
& Agency
Securities
30.1%
Cash & Cash
Equivalents
10.7%
Public
Utilities,
Corporate
and Foreign
Securities
40.1% State,
Municipalities
& Political
Subdivisions
14.1%
Common
Stocks
4.8%
Preferred
Stocks
0.1%
Other Long-
Term
Investments
0.1%
Securities Portfolio
Value
($mm)
% of total
Cash and
Investment
U.S Government & agency securities $     97.5 30.1%
Cash & cash equivalents 34.8 10.7%
Public utilities and corporate securities 129.8 40.1%
State, municipalities & political subdivisions 45.8 14.1%
Common stocks 15.4 4.8%
Preferred stocks 0.2 0.1%
Other long-term investments 0.3 0.1%
Total cash and investments $323.8 100%

Company Highlights 1 Compelling Market Opportunity Strong Financial Performance Excellent Risk Management Capabilities Exceptional Management Team Proven Access to Capital Markets 28

Definitions of Non-GAAP Measures

We believe that investors’ understanding of UPC Insurance’s performance is enhanced by our disclosure of the following non-GAAP measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Combined ratio excluding the effects of current year catastrophe losses, prior year development from lines in run-off and prior year development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of development from lines in run-off and prior year development on the combined ratio.
We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development.  Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year development from lines in run-off is caused by unexpected development from our commercial auto product that is no longer offered by the Company.  Prior year development is unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.